Exhibit 11

CONFIDENTIAL

Final Version

STOCK PURCHASE AGREEMENT

by
and
among

FIMI ENRG, Limited Partnership,

FIMI ENRG, L.P.,

Bronicki Investments Ltd.,

Isaac Angel,

Doron Blachar

and

ORIX Corporation

Dated as of May 4, 2017

i

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of May 4, 2017 (the “Signing Date”), is by and among FIMI ENRG, Limited Partnership, an Israeli limited partnership (“FIMI IL”), FIMI ENRG, L.P., a Delaware limited partnership (“FIMI DE”, and together with FIMI IL, “FIMI”), Bronicki Investments Ltd., an Israeli company (Company no. 51-255064-1) (“Bronicki”), Mr. Isaac Angel, an individual (ID No. 012735478), of 43 Haparsa Street, Tel Aviv, Israel (the “CEO”), Mr. Doron Blachar, an individual (ID No, 22932990), of 48 Menachem Begin Street, Kiryat Ono, Israel (the “CFO”) and ORIX Corporation, a Japanese corporation (“Buyer”).  Each of FIMI IL, FIMI DE, Bronicki, the CEO, the CFO and Buyer is also referred to herein as a “Party” and together as the “Parties”.

R E C I T A L S

WHEREAS, FIMI IL owns, beneficially and of record, 5,139,804 shares of Ormat Common Stock (the “FIMI IL Shares”), FIMI DE owns, beneficially and of record, 1,859,314 shares of Ormat Common Stock (the “FIMI DE Shares”), the CEO owns, beneficially and of record, options to purchase the CEO Shares, the CFO owns, beneficially and of record, options to purchase the CFO Shares and Bronicki owns, beneficially and of record, 3,526,959 shares of Ormat Common Stock (the “Bronicki Shares”);

WHEREAS, FIMI IL wishes to sell to Buyer, and Buyer wishes to purchase from FIMI IL, the FIMI IL Shares;

WHEREAS, FIMI DE wishes to sell to Buyer, and Buyer wishes to purchase from FIMI DE, the FIMI DE Shares;

WHEREAS, the CEO wishes to sell to Buyer, and Buyer wishes to purchase from the CEO, the CEO Shares;

WHEREAS, the CFO wishes to sell to Buyer, and Buyer wishes to purchase from the CFO, the CFO Shares;

WHEREAS, Bronicki wishes to sell to Buyer, and Buyer wishes to purchase from Bronicki, the Bronicki Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, Ormat Technologies, Inc., a Delaware corporation (“Ormat”) is entering into a Governance Agreement with Buyer (the “Governance Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Ormat is entering into a Registration Rights Agreement with Buyer (the “RRA”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is entering into a Commercial Cooperation Agreement with Ormat (the “Commercial Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1          Certain Definitions.

(a)           For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer) relating to any (i) acquisition or purchase, in a single transaction or a series of transactions, of assets or a business of Ormat or its Subsidiaries that constitutes or generates 20% or more of the consolidated revenue or earnings before interest, taxes, depreciation and amortization (on an estimated current replacement cost basis) of Ormat and its Subsidiaries, taken as a whole, for the preceding twelve (12) months or the assets of Ormat and its Subsidiaries, taken as a whole, (ii) acquisition or purchase of 20% or more of any class of Equity Securities (by vote or value) of Ormat, (iii) tender offer or exchange offer that if consummated would result in any Person becoming a beneficial owner of 20% or more of the Equity Securities (by vote or value) of Ormat, (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Ormat pursuant to which any Person or “group” (within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) (or the stockholders of such Person or “group”) would become an owner, directly or indirectly, of 20% or more of the Equity Securities of Ormat or the surviving entity in a merger or the resulting direct or indirect parent of Ormat or such surviving entity, (v) acquisition or purchase (including by way of merger), in a single transaction or a series of transactions, of any of the Sale Shares by any Person other than a Seller, or (vi) any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

“Action” means any claim, action, suit, arbitration, inquiry, citation, summons, subpoena, notice of violation, order to show cause, or any proceeding or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise whether at law or in equity, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person; provided that for the purposes of this Agreement neither Ormat nor any Subsidiary thereof shall be considered an Affiliate of any Seller.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, EU Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the EU Merger Regulation) and all other applicable Laws relating to antitrust, competition or trade regulation, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) regulate the business or operations of the combined company.

“Bronicki Consideration” means an amount equal to $57.00 multiplied by the Bronicki Shares.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City, NY or Tokyo, Japan are authorized or required by Law to close.

“CEO Consideration” means an amount equal to $57.00 multiplied by the CEO Shares.

“CEO Shares” means 400,000 shares of Ormat Common Stock.

“CFO Consideration” means an amount equal to $57.00 multiplied by the CFO Shares.

“CFO Shares” means 62,500 shares of Ormat Common Stock.

“Charter Documents” means, with respect to any Person (other than an individual) at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (ii) the bylaws, articles of association, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity, (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Person’s Equity Securities or of any rights in respect of that Person’s Equity Securities, and (iv) all other constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any legally binding contract, agreement, deed, mortgage, license, instrument, note, commitment, undertaking, indenture or arrangement (including any and all amendments and modifications thereto), whether written or oral.

“Equity Securities” of any Person (other than an individual) means, as applicable (i) any and all of its shares of capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase from such Person any capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital of such Person, (iii) any and all securities or instruments directly or indirectly exchangeable for or convertible or exercisable into any of the foregoing, or (iv) any share appreciation rights, phantom share rights or other similar rights issued or granted by such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Power Act” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Approval” means an order issued by FERC approving the transactions contemplated hereby under section 203 of the Federal Power Act that is in full force and effect.

“FIMI DE Consideration” means an amount equal to $57.00 multiplied by the FIMI DE Shares.

“FIMI IL Consideration” means an amount equal to $57.00 multiplied by the FIMI IL Shares.

“GAAP” means generally accepted accounting principles for financial reporting in the United States consistently applied through the periods involved.

“Governmental Authority” means any supra-national (including the European Union), national, federal, state, provincial, municipal, local or foreign government or political subdivision thereof, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal, including self-regulated organizations or other non-governmental regulatory or quasi-governmental authority and including any national securities exchange.

“Governmental Order” means any order, judgment, injunction, ruling, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifying Person” means the Seller or Sellers against which indemnification pursuant to Section 9.2 is being sought.

“Law” means with respect to any Person, any statute, law (including common law), ordinance, rule, regulation, code, order, constitution, treaty, judgment, decree, Governmental Order or other requirement, in each case, of any Governmental Authority (and including the applicable rules of any national securities exchange) that is binding upon or applicable to such Person.

“Lien” means any pledge, hypothecation, charge (whether fixed or floating), mortgage, security interest, encumbrance, option, deed of trust, assignment, right of first or last offer, preemptive right or other lien, transfer restrictions or security interest of any kind, or any agreement, whether conditional or otherwise, to create any of the foregoing (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Losses” means all liabilities, losses, damages, fines, penalties, deficiencies, Taxes, interest, awards, and related costs and expenses, including reasonable attorneys’ and accountants’ fees.

“Material Adverse Effect” means any change, event, development, effect, matter, occurrence or state of fact that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, properties or financial results of operations or condition of Ormat and its Subsidiaries, taken as a whole; provided that none of the following events, changes, developments, effects, matters, occurrences or state of facts shall be deemed to constitute a Material Adverse Effect or shall be taken into account in determining whether there has been or may be a Material Adverse Effect: (i) any general change or development in United States or foreign financial or securities markets, or general economic or business conditions, including any change in the economic or political conditions in the United States or in any other country in which Ormat or any of its Subsidiaries has operations or sales, (ii) any act of war, hostilities or terrorism, or any escalation or worsening of any such hostilities, (iii) any earthquakes, hurricanes, tornadoes or other natural disasters, (iv) any change in Law or GAAP or other applicable binding accounting requirements or principles or the interpretation or enforcement of either, in each case, by any Governmental Authority, (v) the announcement or pendency of this Agreement or the transactions contemplated hereby (including such announcement’s or pendency’s actual impact on relationships of Ormat or its Subsidiaries with customers, vendors, suppliers, distributors, landlords or employees), or (vi) any failure of Ormat or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (provided, however, that the underlying cause of such failure to meet projections, forecasts or estimates shall not be excluded under this clause (vi)); provided, however, that any event, change, development, effect, matter, occurrence or state of fact set forth in the foregoing clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there has been, is or could be a Material Adverse Effect if such event, change, development, effect, matter, occurrence or state of fact has a material disproportionate adverse effect on Ormat and its Subsidiaries (taken as a whole) relative to other Persons similarly situated.

“Material Events” means (a) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any Equity Securities of Ormat, except for regular quarterly cash dividends on Ormat’s Common Stock consistent with Ormat’s past practices, provided that with respect to shares of Common Stock, in no event shall such quarterly cash dividends per share for any fiscal year aggregate more than 20% of Ormat’s earnings per share with respect to shares of Common Stock for such fiscal year, (b) any split, combination or reclassification of any Equity Securities of Ormat or any issuance or the authorization of any issuance of any Equity Securities of Ormat (other than the issuance of Equity Securities of Ormat pursuant to employee benefit plans disclosed in the Ormat SEC Filings), (c) consolidation, amalgamation, merger or binding share exchange of Ormat with or into another Person, (d) any increase in the total number of directors on the Ormat Board beyond nine (9) directors, (e) any other transaction to effectuate a merger or other business combination that, in whole or in part, requires the approval of Ormat’s stockholders, or (f) the entering into of any Contract by Ormat or any of its Subsidiaries to do any of the foregoing.

“NYSE” means the New York Stock Exchange.

“Ormat Board” means the board of directors of Ormat.

“Ormat Common Stock” means shares of Common Stock, par value $0.001 per share, of Ormat.

“Ormat SEC Filings” means the reports, schedules, forms, statements and other documents filed by Ormat with the SEC and publically available at least five (5) Business Days prior to the date of this Agreement.

“Permit” means any permit, license, approval, certificate, consent, waiver, concession, exemption, order, or other authorization issued by, filed with, or obtained from any Governmental Authority.

“Person” means any individual, firm, corporation, partnership (general, limited or other), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, accountants, advisors, bankers and other representatives of such Person.

“Sale Shares” means, collectively, the FIMI IL Shares, the FIMI DE Shares, the CEO Shares, the CFO Shares and the Bronicki Shares.

“SEC” means the United States Securities and Exchange Commission.

“Seller” means each of FIMI IL, FIMI DE, the CEO, the CFO and Bronicki; collectively referred to herein as the “Sellers”.

“Seller Consideration” means (i) with respect to FIMI IL, the FIMI IL Consideration, (ii) with respect to FIMI DE, the FIMI DE Consideration, (iii) with respect to the CEO, the CEO Consideration, (iv) with respect to the CFO, the CFO Consideration, or (v) with respect to Bronicki, the Bronicki Consideration.

“Seller Shares” means (i) with respect to FIMI IL, the FIMI IL Shares, (ii) with respect to FIMI DE, the FIMI DE Shares, (iii) with respect to the CEO, the CEO Shares, (iv) with respect to the CFO, the CFO Shares, or (v) with respect to Bronicki, the Bronicki Shares.

“Subsidiary” means, with respect to a Person, a Person that is directly or indirectly controlled by such first Person.   For purposes of the immediately preceding sentence, the term “control”, as used with respect to any Person, means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

“TASE” means the Tel Aviv Stock Exchange.

“Taxes” means with respect to any Person, any federal, state, local, foreign, and other taxes that are applicable to such Person (including income, profits, windfall profits, production, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, lease, real property, personal property, real property gains, inventory, stamp, capital stock, excise, premium, service, service use, withholding, occupation, social security, payroll, occupation, employment, unemployment, severance, disability, environmental, registration, license, unclaimed property, escheat, withholding and estimated tax) or other similar charges imposed by a Governmental Authority, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties.

“Transaction Documents” means this (i) Agreement, and (ii) with respect to a Seller, the documents, agreements, exhibits, schedules, statements or certificates being executed and delivered by such Seller in connection with this Agreement and the transactions contemplated hereby.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the Israeli tax authority stating that no withholding, or reduced withholding, of Tax is required with respect to such payment or providing other instructions regarding such payment or withholding. For the avoidance of doubt, the general exemption from withholding for “goods and services” or for “activities in the capital market” will be considered a Valid Tax Certificate for Israeli Taxes.

(b)           The terms listed below are defined in the Sections set forth opposite each such defined term.

Capitalized Term	Section
Acquisition Proposal	Section 1.1
Action	Section 1.1
Affiliate	Section 1.1
Agreed Amount	Section 9.4(b)
Agreement	Preamble
Antitrust Laws	Section 1.1
Appointed Directors	Section 5.2
Board Member Representative	Section 5.1(a)
Bronicki	Preamble
Bronicki Consideration	Section 1.1
Bronicki Shares	Recitals
Business Day	Section 1.1
Buyer	Preamble
CEO Consideration	Section 1.1
CEO Shares	Recitals
CFO Consideration	Section 1.1

CFO Shares	Recitals
Charter Documents	Section 1.1
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1
Commercial Agreement	Recitals
Contested Amount	Section 9.4(b)
Contract	Section 1.1
Covenant Breach	Section 9.2(a)(ii)
Direct Claim	Section 9.4
Dispute Period	Section 9.4(b)
End Date	Section 8.1(b)
Equity Securities	Section 1.1
Exchange Act	Section 1.1
Exon-Florio	Section 6.4(b)
FERC	Section 1.1
FIMI	Preamble
FIMI-Bronicki Agreement	3.2
FIMI DE	Preamble
FIMI DE Consideration	Section 1.1
FIMI DE Holdback Account	Section 5.4(a)
FIMI DE Shares	Recitals
FIMI IL	Preamble
FIMI IL Consideration	Section 1.1
FIMI IL Holdback Account	Section 5.4(b)
FIMI IL Shares	Recitals
GAAP	Section 1.1
Governance Agreement	Recitals
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
HSR Act	Section 1.1
Law	Section 1.1
Lien	Section 1.1
Losses	Section 1.1
Majority Sellers	Section 10.13(a)
Material Adverse Effect	Section 1.1
Material Events	Section 1.1
NYSE	Section 1.1
Ormat	Recitals
Ormat Board	Section 1.1
Ormat Common Stock	Section 1.1
Ormat SEC Filings	Section 1.1
Parent Indemnified Persons	Section 9.2(a)
Parties	Preamble
Party	Preamble
Permit	Section 1.1

Person	Section 1.1
Pre-Closing Certificate	Section 5.3
Release Date	Section 5.4(a)
Representatives	Section 1.1
Required Statutory Approvals	Section 3.4(b)
Resigning Directors	Section 5.2
Response Notice	Section 9.4(b)
Sale Shares	Section 1.1
SEC	Section 1.1
Seller	Section 1.1
Seller Consideration	Section 1.1
Seller Shares	Section 1.1
Sellers	Section 1.1
Seller Expenses	Section 10.6
Signing Date	Preamble
TASE	Section 1.1
Taxes	Section 1.1
Third-Party Claim	Section 9.3
Transaction Documents	Section 1.1
Unresolved FIMI DE Claims	Section 5.4(a)
Unresolved FIMI IL Claims	Section 5.4(b)
Warranty Breaches	Section 9.2(a)(i)

Section 1.2          Certain Interpretations.

(a)           Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)           The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(d)           Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”, whether or not so specified.

(e)           The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(f)            Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g)           Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(h)           References to “$” and “dollars” are to the currency of the United States of America.

(i)            The term “or” is not exclusive and has the meaning represented by the phrase “and/or”.

(j)            The phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if”.

(k)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(l)            Each Party acknowledges, confirms and agrees that it has been represented by counsel during the negotiation and execution of this Agreement and, therefore, waives the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.  The language used in this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against any Party.

ARTICLE II
PURCHASE AND SALE

Section 2.1          Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)           FIMI IL shall sell, assign, transfer, convey and deliver the FIMI IL Shares to Buyer, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), and Buyer shall purchase the FIMI IL Shares from FIMI IL, free and clear of all Liens (other than transfer restrictions under applicable securities Laws);

(b)           FIMI DE shall sell, assign, transfer, convey and deliver the FIMI DE Shares to Buyer, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), and Buyer shall purchase the FIMI DE Shares from FIMI DE, free and clear of all Liens (other than transfer restrictions under applicable securities Laws);

(c)           The CEO shall sell, assign, transfer, convey and deliver the CEO Shares to Buyer, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), and Buyer shall purchase the CEO Shares from the CEO, free and clear of all Liens (other than transfer restrictions under applicable securities Laws);

(d)           The CFO shall sell, assign, transfer, convey and deliver the CFO Shares to Buyer, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), and Buyer shall purchase the CFO Shares from the CFO, free and clear of all Liens (other than transfer restrictions under applicable securities Laws); and

(e)           Bronicki shall sell, assign, transfer, convey and deliver the Bronicki Shares to Buyer, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), and Buyer shall purchase the Bronicki Shares from Bronicki, free and clear of all Liens (other than transfer restrictions under applicable securities Laws).

Section 2.2          Closing.  The sale and purchase of the Sale Shares pursuant to this Agreement shall take place at a closing (the “Closing”) to take place at 10:00 a.m. (Eastern Time) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 on the fifth (5th) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver by the Party entitled to waive, if permitted by applicable Law) of those conditions), or at such other location, date and time as Buyer and FIMI IL, on behalf of all Sellers, shall mutually agree upon in writing.  The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

Section 2.3          Payment for the Sale Shares.

(a)           At the Closing (and without limiting anything contained in Section 2.1):

(i)           FIMI IL shall deliver to Buyer all of its right, title and interest in the FIMI IL Shares (including, if applicable, certificates representing such FIMI IL Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer) and shall cause a book entry transfer of the FIMI IL Shares to Buyer;

(ii)          FIMI DE shall deliver to Buyer all of its right, title and interest in the FIMI DE Shares (including, if applicable, certificates representing such FIMI DE Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer) and shall cause a book entry transfer of the FIMI DE Shares to Buyer;

(iii)         The CEO shall deliver to Buyer all of its right, title and interest in the CEO Shares (including, if applicable, certificates representing such CEO Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer) and shall cause a book entry transfer of the CEO Shares to Buyer;

(iv)         The CFO shall deliver to Buyer all of its right, title and interest in the CFO Shares (including, if applicable, certificates representing such CFO Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer) and shall cause a book entry transfer of the CFO Shares to Buyer; and

(v)          Bronicki shall deliver to Buyer all of its right, title and interest in the Bronicki Shares (including, if applicable, certificates representing such Bronicki Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer) and shall cause a book entry transfer of the Bronicki Shares to Buyer.

(b)           At the Closing, Buyer shall:

(i)           deliver to FIMI IL, by wire transfer of immediately available funds, to a bank account designated in the Pre-Closing Certificate, the FIMI IL Consideration (less the amount of FIMI IL’s Seller Expenses determined pursuant to Section 10.6), in exchange for the FIMI IL Shares;

(ii)          deliver to FIMI DE, by wire transfer of immediately available funds, to a bank account designated in the Pre-Closing Certificate, the FIMI DE Consideration (less the amount of FIMI DE’s Seller Expenses determined pursuant to Section 10.6), in exchange for the FIMI DE Shares;

(iii)         deliver to the CEO, by wire transfer of immediately available funds, to a bank account designated in the Pre-Closing Certificate, the CEO Consideration (less the amount of the CEO’s Seller Expenses determined pursuant to Section 10.6), in exchange for the CEO Shares;

(iv)         deliver to the CFO, by wire transfer of immediately available funds, to a bank account designated in the Pre-Closing Certificate, the CFO Consideration (less the amount of the CFO’s Seller Expenses determined pursuant to Section 10.6), in exchange for the CFO Shares;

(v)          deliver to Bronicki, by wire transfer of immediately available funds, to a bank account designated in the Pre-Closing Certificate, the Bronicki Consideration (less the amount of Bronicki’s Seller Expenses determined pursuant to Section 10.6), in exchange for the Bronicki Shares; and

(vi)         deliver the aggregate amount of the Seller Expenses, by wire transfer of immediately available funds, in accordance with, and to the bank accounts designated in, the Pre-Closing Certificate.

Section 2.4          Withholding.  Buyer shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law.  To the extent that amounts are so withheld, (i) such withheld amounts shall be remitted by Buyer to the applicable Governmental Authority in accordance with applicable Law and (ii) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Notwithstanding the foregoing, if a Seller delivers to Buyer at least one (1) Business Day prior to Closing a Valid Tax Certificate, then any deduction or withholding of any Taxes shall be made only (x) in accordance with the provisions of such Valid Tax Certificate, (y) as otherwise required by a change in Law, or the interpretation or enforcement thereof by any Governmental Authority after the date of this Agreement, or (z) in the event that the shares of Ormat Common Stock were not regularly traded on the NYSE for purposes of Section 1445 of the Code during the calendar quarter in which the Closing occurs, as required by applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each of FIMI IL, FIMI DE, the CEO, the CFO and Bronicki, severally and not jointly, represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1          Organization; Power.  Such Seller (x) if not the CEO or the CFO, is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of “good standing”) under the Laws of its jurisdiction of organization, (y) and has full power and authority (and if an individual, capacity) to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.  Such Seller (if not the CEO or CFO) is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of “good standing”) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of “good standing”) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.2          Sale Shares.  Such Seller is the record and beneficial owner of such Seller’s Seller Shares, free and clear of any Liens (other than transfer restrictions (i) under applicable securities Laws, (ii) as of the date hereof only, with respect to FIMI IL, FIMI DE and Bronicki only, under that certain Amended and Restated Shareholders Right Agreement among them, dated as of November 10, 2014 (a copy of which has been made available to Buyer)  (the “FIMI-Bronicki Agreement”) or (iii) as provided in Schedule 3.2(i)).  Such Seller has the right, authority and power to sell, assign and transfer such Seller’s Seller Shares to Buyer.  At the Closing (and subject to Buyer’s payment of the applicable Seller Consideration), Buyer shall acquire good and valid title to such Seller’s Seller Shares, free and clear of any Liens (other than transfer restrictions under applicable securities Laws or a Lien arising solely due to Buyer’s acquisition of such Seller Shares).  Except as set forth on Schedule 3.2(ii), other than such Seller’s Seller Shares (or the Seller Shares owned by any of such Seller’s Affiliates who are also Sellers), neither such Seller nor any of its Affiliates owns, beneficially or of record, any Equity Securities of Ormat or any of its Subsidiaries.  Other than the FIMI- Bronicki Agreement and except as set forth on Schedule 3.2(iii), there are no Contracts (including subscriptions, options, warrants, rights, calls, puts, or other arrangements of any kind) which obligate such Seller or any of its Affiliates to sell, transfer, purchase, or otherwise dispose of or acquire any Equity Securities of Ormat or any of its Subsidiaries.

Section 3.3          Authority.  Such Seller has the full power, capacity and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of such Seller are necessary or required to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by such Seller and the consummation by such Seller of the transactions contemplated hereby or thereby.  This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by such Seller and, assuming this Agreement constitutes the legal, valid and binding obligation of Buyer, constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general equitable principles.

Section 3.4          No Conflicts; Approvals and Consents.

(a)           The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate any provision of the Charter Documents of such Seller, (ii) assuming that all Required Statutory Approvals have been obtained, conflict with or violate any Law applicable to such Seller or by which it is bound, (iii) conflict with, result in any breach of or loss of any rights under, constitute a default under, or require any consent of any Person pursuant to (or otherwise constitute an event that would give rise to any of the foregoing), any Contract to which such Seller is a party or by which it is bound, or (iv) result in the creation of, or require the creation of, any Lien upon such Seller’s Seller Shares, except, in the cases of clauses (iii) or (iv), to the extent such conflicts, liabilities or Liens, individually or in the aggregate, have not had and would not reasonably be expected to  have a Material Adverse Effect.

(b)           Except for (i) compliance with, and filings under, the HSR Act and the rules and regulations thereunder, (ii) FERC Approval and (iii) such other items set forth on Schedule 3.4(b) (the items set forth above in clauses (i) through (iii), collectively, the “Required Statutory Approvals”), no Permits are or will be required to be obtained or made by such Seller in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

Section 3.5          Litigation.  There is no Action by or against such Seller or any of its Affiliates pending, or to the knowledge of such Seller threatened, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or affect the legality, validity or enforceability of this Agreement or the other Transaction Documents to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.  Neither such Seller nor any of its Affiliates is subject to any Governmental Order, except Governmental Orders that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.6          Certain Business Arrangements.  Solely with respect to FIMI DE, FIMI IL or Bronicki, as applicable, except as set forth on Schedule 3.6, there are no Contracts between such Seller or its Affiliates, on the one hand, and Ormat or its Subsidiaries, on the other hand, other than, in the case of FIMI, ordinary course commercial arrangements between portfolio companies of the FIMI Opportunity Funds, on the one hand, and Ormat or its Subsidiaries, on the other hand.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1          Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Japan and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.  Buyer is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of “good standing”) in all material respects in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of “good standing”) that, individually or in the aggregate, would prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or the other Transaction Documents to which it is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby.

Section 4.2          Authority.  Buyer has the full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Buyer (or any holder of its Equity Securities) are necessary or required to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby.  This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the legal, valid and binding obligation of each Seller, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general equitable principles.

Section 4.3          No Conflicts; Approvals and Consents.

(a)           The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or violate any provision of the Charter Documents of Buyer, (ii) assuming that all Required Statutory Approvals have been obtained, conflict with or violate any Law applicable to Buyer or by which it or any of its properties or assets are bound or affected, or (iii) conflict with, result in any breach of or loss of any rights under, constitute a default under, or require any consent of any Person pursuant to (or otherwise constitute an event that would give rise to any of the foregoing), any Contract to which Buyer is a party or by which it is bound, except, in the case of this clause (iii), to the extent such conflicts or liabilities, individually or in the aggregate, do not and would not reasonably be expected to prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or the other Transaction Documents to which it is a party, or the consummation by Buyer of the transactions contemplated hereby or thereby.

(b)           Except for the Required Statutory Approvals, no Permits are or will be required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

Section 4.4          Litigation.  There is no Action by or against Buyer or any of its Affiliates pending, or to the knowledge of Buyer threatened, that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or the other Transaction Documents to which it is a party, or the consummation by Buyer of the transactions contemplated hereby or thereby or affect the legality, validity or enforceability of this Agreement or the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.  Neither Buyer nor any of its Affiliates is subject to any Governmental Order, except Governmental Orders that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or the other Transaction Documents to which it is a party, or the consummation by Buyer of the transactions contemplated hereby or thereby.

Section 4.5          Financing.  Buyer will have at the Closing, sufficient cash, available lines of credit or other sources of funds to enable it to make full payment at the Closing Date of all the Sellers’ Seller Consideration.

Section 4.6          Investment Experience. Buyer is entering into this Agreement and is purchasing the Sale Shares for its own account and not with a view to the distribution thereof.  Buyer is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933. Buyer acknowledges and represents that it can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters required in order to evaluate the merits and risks of investments of this type and reach an informed business and financial decision regarding the transactions contemplated herein.

Section 4.7          Buyer Shareholdings. As of the Signing Date, Buyer and its Affiliates do not hold any Equity Securities of Ormat or any of its Affiliates, except for any such Equity Securities held in custodial accounts in which Buyer or any such Affiliate is not the beneficiary thereunder.  Buyer or its Affiliates do not have any agreement with other stockholders of Ormat.

Section 4.8          No Other Representations.  Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of securities similar to the Sale Shares as contemplated hereunder.  Buyer agrees to purchase the Sale Shares without reliance, and has not relied, upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to any Seller, except the representations and warranties of such Seller set forth in Article III of this Agreement or in any other Transaction Document.  Without limiting the generality of the foregoing, Buyer acknowledges that Sellers make no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Ormat and its Subsidiaries or the future business and operations of Ormat and its Subsidiaries or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to Ormat or its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement or the other Transaction Documents.

ARTICLE V
COVENANTS OF THE SELLERS

Section 5.1          Exclusive Dealing.

(a)           Until the earlier of (x) the Closing, or (y) the termination of this Agreement in accordance with Article VIII, no Seller shall, and each Seller shall cause its Affiliates not to, and shall use its commercially reasonable efforts to cause its and its Affiliates’ Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could be expected to lead to, any Acquisition Proposal (except to provide notice of the existence of these provisions), or (iii) enter into any Contract with respect to any Acquisition Proposal.  Without limiting the generality of the foregoing, to the extent not already done, each Seller shall, and shall cause its Affiliates to, and use its commercially reasonable efforts to cause its and its Affiliates’ Representatives to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person (other than Buyer and its Affiliates) with respect to any Acquisition Proposal.   This Section 5.1(a) shall not apply to (i) a Seller’s Representative who is, and in his or her capacity as, a member of the Ormat Board (a “Board Member Representative”) solely to the extent that such Board Member Representative makes the determination in good faith, after consultation with legal counsel, that compliance with this Section 5.1(a) would result in a breach of his or her fiduciary duties to Ormat or its stockholders under applicable Law, or (ii) the transaction set forth on Schedule 5.1(a).

(b)           Until the earlier of (x) the Closing, or (y) the termination of this Agreement in accordance with Article VIII, except as contemplated by this Agreement, no Seller shall sell, transfer or otherwise dispose of, or create or suffer to exist any Lien upon any of such Seller’s Seller Shares (or any equity interests, options, warrants, calls, subscriptions or other rights in or to any of such Seller Shares), in each case other than sales of Equity Securities among the Sellers; provided that none of such sales of Equity Securities shall result in (i) a change in the total number of Sale Shares, and (ii) FIMI DE and FIMI IL owning together less than 51% of the Sale Shares.

Section 5.2          Directors.  On the Closing Date, effective as of the Closing, each of the directors listed on Schedule 5.2(a) shall resign from the Ormat Board (the “Resigning Directors”).  Each of the Sellers shall use its reasonable best efforts to cause the appointment of (i) the individuals set forth on Schedule 5.2(b) as members of the Ormat Board to fill the vacancies created by the resignation of the Resigning Directors, and (ii) the individual set forth on Schedule 5.2(c) as member of the Ormat Board to fill a newly created position on the Ormat Board, in each case, effective as of the Closing, in a manner consistent with Section 2.1(a) of the Governance Agreement (collectively, the “Appointed Directors”).

Section 5.3          Pre-Closing Certificate.  Without limiting anything contained in Section 7.2(d), by not later than five (5) Business Days prior to the Closing Date, FIMI IL, on behalf of all Sellers, shall deliver to Buyer a certificate (the “Pre-Closing Certificate”) setting forth, with respect to each Seller, the final number of such Seller’s Seller Shares (which will be based exclusively on the information provided in writing by each Seller to FIMI IL in respect of such Seller’s Seller Shares), together with confirmation on behalf of all Sellers that no sales shall be entered into, effected or consummated following the delivery of the Pre-Closing Certificate, the amount of such Seller’s Seller Expenses to be paid out of such Seller’s Seller Consideration and the wiring information of the bank account(s) into which Buyer will wire (i) such Seller’s Seller Expenses, and (ii) such Seller’s Seller Consideration in accordance with Section 2.3(b) (net of the amount of such Seller’s Seller Expenses set forth in the preceding clause (i)).

Section 5.4          FIMI Holdback.

(a)           Notwithstanding anything in this Agreement or otherwise to the contrary, at the Closing, FIMI DE shall cause the FIMI DE Consideration to be deposited into a separate bank account of and under the name of FIMI DE (the “FIMI DE Holdback Account”) and such amounts (x) shall be retained in such account in cash only and not be invested in any manner, and (y) shall be disbursed from the FIMI DE Holdback Account to FIMI DE or to any other Person (other than a Buyer Indemnified Person) only in accordance with and subject to this Section 5.4.  On the first (1st) Business Day following the date that is thirty (30) days after the Closing Date (the “Release Date”), FIMI DE shall be permitted to disburse or cause to be disbursed from the FIMI DE Holdback Account an amount (if any) equal to (i) the balance in the FIMI DE Holdback Account, minus (ii) the aggregate amount of any then unresolved Direct Claims and Third-Party Claims for indemnification asserted by the Buyer Indemnified Persons in good faith prior to the Release Date against FIMI DE in accordance with the terms of this Agreement (“Unresolved FIMI DE Claims”).  Any amount retained in the FIMI DE Holdback Account for any Unresolved FIMI DE Claims shall be permitted to be disbursed (to the extent not paid to any Buyer Indemnified Person for any Unresolved FIMI DE Claims that are resolved in favor of such Buyer Indemnified Person) upon their resolution in accordance with this Agreement.  Promptly following the written request of Buyer, FIMI DE shall provide reasonable evidence that the FIMI DE Holdback Account contains on deposit all of the amounts required to be deposited and maintained in the FIMI DE Holdback Account pursuant to this Section 5.4.

(b)           Notwithstanding anything in this Agreement or otherwise to the contrary, at the Closing, FIMI IL shall cause the FIMI IL Consideration to be deposited into a separate bank account of and under the name of FIMI IL (the “FIMI IL Holdback Account”) and such amounts (x) shall be retained in such account in cash only and not be invested in any manner, and (y) shall be disbursed from the FIMI IL Holdback Account to FIMI IL or to any other Person (other than a Buyer Indemnified Person) only in accordance with and subject to this Section 5.4.  On the Release Date, FIMI IL shall be permitted to disburse or cause to be disbursed from the FIMI IL Holdback Account an amount (if any) equal to (i) the balance in the FIMI IL Holdback Account, minus (ii) the aggregate amount of any then unresolved Direct Claims or Third-Party Claims for indemnification asserted by the Buyer Indemnified Persons in good faith prior to the Release Date against FIMI IL in accordance with the terms of this Agreement (“Unresolved FIMI IL Claims”).  Any amount retained in the FIMI IL Holdback Account for any Unresolved FIMI IL Claims shall be permitted to be disbursed (to the extent not paid to any Buyer Indemnified Person for any Unresolved FIMI IL Claims that are resolved in favor of such Buyer Indemnified Person) upon their resolution in accordance with this Agreement.  Promptly following the written request of Buyer, FIMI IL shall provide reasonable evidence that the FIMI IL Holdback Account contains on deposit all of the amounts required to be deposited and maintained in the FIMI IL Holdback Account pursuant to this Section 5.4.

(c)           For the avoidance of doubt, nothing in this Section 5.4 shall in any way limit or restrict any of Buyer’s rights for indemnification pursuant to Article IX or otherwise (including after the Release Date).

ARTICLE VI
JOINT COVENANTS

Section 6.1          Notification.  Between the date hereof and the Closing, each of the Parties shall promptly notify the other Parties if such Party becomes aware of any event that would make the satisfaction of any of the conditions in Article VII impossible or unlikely.  This Section 6.1 and any notification provided pursuant hereto shall not modify or limit in any way the Parties’ representations, warranties, covenants, obligations, rights and remedies under this Agreement (including under Article III, Article IV, Article V, this Article VI, Article VII or Article IX).

Section 6.2          Support of Transaction.  Without limiting any covenant contained in Article V or this Article VI, the Parties shall each (a) use its commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all Required Statutory Approvals in connection with the transactions contemplated by this Agreement, (b) use its commercially reasonable efforts to obtain all material consents and approvals of third parties that any of the Parties or Ormat, or their respective Affiliates, are required to obtain in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of Article VII or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby or by the other Transaction Documents as soon as practicable.

Section 6.3          Public Announcements.  The Parties will consult with each other before issuing, and will provide each other reasonable opportunity to review, comment upon and concur with, any press release or public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to obtaining the written approval (which approval shall not be unreasonably withheld, conditioned or delayed) of Buyer and of FIMI IL, on behalf of all Sellers, except (a) as a Party or its Affiliates may be required, on the advice of counsel, to do by applicable Law, court order or the rules or regulations of any national securities exchange (in which case such Party will, to the extent practicable, promptly inform the other Parties in writing in advance of such compelled disclosure), or (b) as is consistent with previous press releases, public disclosures or public statements made jointly by the Parties or otherwise in a manner consistent with this Section 6.3; provided that, in each such case, to the extent practicable, the Party intending to make such release shall use its reasonable best efforts consistent with applicable Law to consult with the other Parties in advance of such release with respect to the text thereof.

Section 6.4          Regulatory Approvals.

(a)           Each Party shall cooperate and promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions and filings, and shall use its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things in order to, (i) obtain all approvals and authorizations of all Governmental Authorities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including the Required Statutory Approvals, (ii) make all registrations and filings, and thereafter, make any other required submissions, and pay any fees due in connection therewith, with any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, and (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement.  No Party nor any of its Affiliates shall willfully take any action that will have the effect of materially delaying, impairing or impeding the receipt of any Required Statutory Approval.

(b)           In furtherance of, and without limiting the generality of, the obligations set forth in Section 6.4(a), (i) each of the Parties shall (and, to the extent required, shall cause its Affiliates to) file, or cause to be filed, notifications or draft notifications, as applicable, required by the HSR Act and other  applicable Antitrust Laws of the jurisdictions set forth on Schedule  6.4(b) with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date of this Agreement, and shall timely provide all necessary information to the other Parties’ advisors in order to permit the preparation and submission of complete notifications and report forms, and (ii) each of the Parties shall (and, to the extent required, shall cause its Affiliates to) file, or cause to be filed, an application with FERC seeking approval of the transactions contemplated by this Agreement within ten (10) Business Days of the date of this Agreement, and shall timely provide all necessary information to each other’s advisors in order to permit the preparation and submission of such application.

(c)           Each Party shall promptly furnish to the other Parties copies of any notices or written communications received thereby or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and shall permit counsel to the other Parties an opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed written communications to any Governmental Authority concerning the transactions contemplated by this Agreement.  Each of the Parties agrees to provide the other Parties and its counsel the opportunity (subject to applicable Law), on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between it or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby; provided that no Party shall be required to provide or otherwise disclose to the other Party or its Representatives any commercially sensitive information of such Party or its Affiliates.

(d)           Buyer shall be responsible for and pay all filing fees payable to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable, and any other  competent competition authority in connection with filing made (or to be made) under applicable Antitrust Laws with respect to the transactions contemplated by this Agreement.

Section 6.5          Further Assurances.  From and after the date of this Agreement until the Closing, subject to the conditions and limitations and upon the terms of this Agreement (and without limiting anything contained in this Agreement), each Party shall use its commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to carry out the intent and purposes of this Agreement and the other Transaction Documents and to consummate and make effective the transactions contemplated hereby and thereby.  Each Party agrees that from time to time after the Closing, it will execute and deliver, or cause its respective Affiliates to execute and deliver, such further instruments, and take, or cause their respective Affiliates to take, such other actions, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1          Conditions to the Obligations of the Sellers and Buyer.  The respective obligations of each Party to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a)           No Injunctions or Restraints.  There shall not be in force any Governmental Order or other Law enjoining, prohibiting, restraining, or delaying the consummation of the transactions contemplated by this Agreement.

(b)           Statutory Approvals.  The Required Statutory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the transactions contemplated by this Agreement).

Section 7.2          Conditions to Obligations of Buyer.  The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer in its sole discretion:

(a)           Sellers Representations and Warranties.  Each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of the Closing Date.

(b)           Performance of Obligations of the Sellers.  Each Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such Seller at or prior to the Closing.

(c)           No Material Adverse Effect.  There shall not have occurred on or after the date of this Agreement a Material Adverse Effect.

(d)           Closing Certificates.  Buyer shall have received a certificate signed by an executive officer of each Seller (or, in the case of the CEO or the CFO, of such Seller), dated as of the Closing Date, (i) to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied and (ii) setting forth, with respect to such Seller, the final number of such Seller’s Seller Shares as set forth in the Pre-Closing Certificate and the wiring information of the bank account(s) into which Buyer will wire such Seller’s Seller Consideration in accordance with Section 2.3(b) (net of the amount of such Seller’s Seller Expenses determined pursuant to Section 10.6).

(e)           Specific Transactions.  (i) No Material Event shall have occurred on or after the date of this Agreement, and (ii) no Material Event is pending.

(f)            NYSE and TASE Listing.  (i) Ormat, the NYSE or the TASE shall not have announced on or after the date of this Agreement a delisting of the Ormat Common Stock from the NYSE or the TASE, and (ii) no suspension of trading specific to the Ormat Common Stock on the NYSE or the TASE shall be in effect within and including two (2) Business Days of the Closing Date.

(g)           RRA and Governance Agreement.  Provided that Buyer has not waived its rights under the RRA or the Governance Agreement (each as in effect as of the Signing Date) in any way that would allow Buyer to fail to consummate the transactions contemplated by this Agreement pursuant to this Section 7.2(g), (i) each of the RRA and the Governance Agreement shall be in full force and effect, (ii) there shall not be in force any Governmental Order or other Law enjoining, prohibiting, restraining, or delaying the performance of the RRA or the Governance Agreement, and (iii) all covenants and obligations required to be performed by each party (other than Buyer) under the RRA and the Governance Agreement at or prior to the Closing shall have been performed in all material respects.

(h)           Directors.  Substantially concurrently with the Closing (and effective as of the Closing), (i) each of the Resigning Directors shall have resigned as a directors of the Ormat Board, and (ii) each of the Appointed Directors shall have been appointed as member of the Ormat Board, effective as of the Closing.

(i)            Concurrent Consummation.  (i) Each of the transactions set forth in Section 2.1 shall have been consummated, (ii) each Seller shall have delivered to Buyer the number of Seller Shares set forth opposite such Seller’s name on the Pre-Closing Certificate, and (iii) the total number of Seller Shares delivered to Buyer as a result thereof shall equal 10,988,577 shares of Ormat Common Stock.

Section 7.3          Conditions to Obligations of the Sellers.  The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FIMI IL, on behalf of all Sellers:

(a)           Buyer Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of the Closing Date.

(b)           Performance of Obligations of Buyer.  Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c)           Closing Certificates.  The Sellers shall have received a certificate signed by an executive officer of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

For the avoidance of doubt but without limiting anything contained in Section 7.2 (including Section 7.2(i)), it being understood that the failure of any Seller to perform any of its obligations under this Agreement (or the waiver by Buyer of any of the obligations of such Seller hereunder) shall not relieve any other Seller from fully performing its obligation in accordance with the terms of this Agreement (including to consummate the transactions contemplated by this Agreement as they relate to such other Seller).

ARTICLE VIII
TERMINATION

Section 8.1          Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:

(a)           by mutual written consent of Buyer and FIMI IL, on behalf of all Sellers;

(b)           by any Party if (i) the Closing has not occurred on or before July 20, 2017 (the “End Date”); provided that the End Date may be extended at the election of either Buyer or FIMI IL, on behalf of all Sellers, by additional two thirty (30)-day periods if (x) the conditions to the Closing set forth in Section 7.1(b) have not been satisfied, and (y) all other conditions to the Closing set forth in Article VII have been satisfied or are capable of being satisfied at the Closing, and, provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose breach of any provision of this Agreement causes the failure of the Closing to be consummated by the End Date, or (ii) the consummation of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order of a Governmental Authority of competent jurisdiction;

(c)           by FIMI IL, on behalf of all Sellers, if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Buyer has become untrue, in each case, such that the condition set forth in Section 7.3(a) or Section 7.3(b), as the case may be, could not be satisfied as of the Closing; provided, however, that FIMI IL, on behalf of all Sellers, may not terminate this Agreement pursuant to this Section 8.1(c) if any such breach or failure to be true has been cured within thirty (30) days after written notice by FIMI IL to Buyer informing Buyer of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Sellers (or FIMI IL, on behalf of the Sellers) may not terminate this Agreement pursuant to this Section 8.1(c) if any Seller is then in breach of this Agreement in any material respect; or

(d)           by Buyer, if (1) any Seller has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of any Seller has become untrue, in each case, such that the condition set forth in Section 7.2(a) or Section 7.2(b), as the case may be, could not be satisfied as of the Closing; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 8.1(d)(i) if any such breach or failure to be true has been cured within thirty (30) days after written notice by Buyer to the Sellers informing the Sellers of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Buyer may not terminate this Agreement pursuant to this Section 8.1(d)(i) if Buyer is then in breach of this Agreement in any material respect, or (2) the conditions set forth in Section 7.2(g) or Section 7.2(h), as the case may be, could not be satisfied as of the Closing.

Section 8.2          Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1, this Agreement shall become void and there shall be no liability on the part of any Party, except that, ii) this Section 8.2 and Article X (to the extent applicable) will each survive any termination of this Agreement, and iii) nothing herein shall relieve or release any Party from any liability to the other Parties for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or for fraud occurring prior to such termination.

ARTICLE IX
INDEMNIFICATION

Section 9.1          Survival.  The representations and warranties contained in this Agreement or in any certificates delivered pursuant to this Agreement shall survive the Closing until the expiration of the applicable statute of limitations.  Each covenant and agreement of the Parties contained in this Agreement shall survive in accordance with its terms (provided that liability for any breach of or failure to perform any covenant or agreement contained in this Agreement that by its terms is to be performed (in whole or in part) prior to the Closing shall survive the Closing until the applicable statute of limitations).

Section 9.2          Indemnification.

(a)           Subject to the limitations set forth in this Article IX, from and after the Closing, each Seller shall severally indemnify Buyer and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Persons”) against, and shall defend and hold each of them harmless from, any and all Losses, to the extent arising out of, relating to or resulting from:

(i)           any breach of any representation or warranty of such Seller contained in this Agreement (“Warranty Breaches”); or

(ii)          any breach of covenant or agreement contained in this Agreement required to be performed by such Seller prior to or at the Closing (“Covenant Breach”).

(b)           From and after the Closing, (i) the maximum aggregate liability of each Seller shall in no event exceed such Seller’s Seller Consideration, and (ii) the remedies specified in this Article IX shall be the sole and exclusive remedies to which any and all of Buyer Indemnified Persons may be entitled with regard to this Agreement or any Losses resulting from any breach of this Agreement; provided that this Section 9.2(b) shall not apply to a Seller in the case of fraud by such Seller.

(c)           For the avoidance of doubt but subject to and without limiting anything contained in Section 7.2 (including Section 7.2(i)), no Seller shall be responsible for any other Seller’s Warranty Breaches or Covenant Breaches.

Section 9.3          Third Party Claim Procedures.  Each Buyer Indemnified Person agrees to give prompt notice in writing to the Indemnifying Person of the assertion of any claim or the commencement of any suit, action, audit, investigation or proceeding by any third party (a “Third-Party Claim”) in respect of which indemnity may be sought under ýSection 9.2(a).  Such notice shall set forth in reasonable detail the facts and circumstances of such Third-Party Claim known to the Buyer Indemnified Person and the basis for indemnification in respect thereof (taking into account the information then available to the Buyer Indemnified Persons).  The failure of a Buyer Indemnified Person to so notify the Indemnifying Person shall not relieve the Indemnifying Person of its indemnity obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Person (and then the Indemnifying Person shall only be released to the extent of such prejudice). The Indemnifying Person shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this ýSection 9.3, shall be entitled, to the extent permitted by applicable Law, within fifteen (15) days of receipt of notice of Third-Party Claim to assume the defense of such Third Party Claim at the expense of the Indemnifying Person with counsel selected by the Indemnifying Person and reasonably acceptable to Buyer; providedthat the Indemnifying Person shall not be entitled to assume the defense of a Third-Party Claim if (i)  in the reasonable opinion of counsel for the Buyer Indemnified Person, there exists a conflict of interest between such Buyer Indemnified Person and the Indemnifying Person, or (ii) a Third-Party Claim seeks equitable relief or is a criminal claim.  If the Indemnifying Person shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this ýSection 9.3, (x) the Buyer Indemnified Persons shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of their choice and at their own expense for such purpose (providedthat if there is a conflict of interest between the Buyer Indemnified Persons and the Indemnifying Person and the Buyer Indemnified Persons nonetheless allow the Indemnifying Person to assume the defense of the Third-Party Claim, the Indemnifying Person shall be responsible for the reasonable fees and expenses of one counsel to such Buyer Indemnified Persons in connection with such defense), and (y) the Indemnifying Person shall keep the Buyer Indemnified Persons timely informed with respect to the status and nature of such defense, including by providing copies of all materials received or submitted in connection with such defense, and shall in good faith allow the Buyer Indemnified Persons to make comments to the Indemnifying Person regarding the materials submitted in such defense.  If the Indemnifying Person assumes the defense of any Third-Party Claim, it shall obtain the prior written approval of the Buyer Indemnified Person before entering into any settlement, compromise or discharge of such or ceasing to defend against such Third-Party Claim prior to its final conclusion; provided, however, that the Buyer Indemnified Person shall agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Person may recommend and that by its terms obligates the Indemnifying Person to pay the full amount of the liability in connection with such Third-Party Claim (without recourse to any of the Buyer Indemnified Persons or their respective Affiliates), but only if (I) such settlement, compromise or discharge involves only the payment of money, and (II) such settlement, compromise or discharge (1) does not impose any liabilities, financial or other, or restrictions on any Buyer Indemnified Person, (2) contains no finding or admission of violation of Law or violation of rights by any Buyer Indemnified Person, and (3) provides, in customary form, for the unconditional irrevocable release of each Buyer Indemnified Person potentially affected by such Third-Party Claim from all liabilities in connection with such Third-Party Claim.  Each Party shall reasonably cooperate, and cause its Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim, and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, in each case, as may be reasonably requested and relevant in connection therewith.

Section 9.4          Direct Claim Procedures.

(a)           In the event a Buyer Indemnified Person has a claim for indemnity under Section 9.2(a) against the Indemnifying Person that does not involve a Third-Party Claim (a “Direct Claim”), such Buyer Indemnified Person agrees to give reasonably prompt notice thereof in writing to the Indemnifying Person.  Such notice shall set forth in reasonable detail the known facts and circumstances of such Direct Claim and the basis for indemnification in respect thereof (taking into account the information then available to the Buyer Indemnified Person).  The failure of a Buyer Indemnified Person to so notify the Indemnifying Person shall not relieve any Indemnifying Person of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Person (and then the Indemnifying Person shall only be released to the extent of such prejudice).

(b)           Within sixty (60) days following the receipt of the Direct Claim notice by an Indemnifying Person (the “Dispute Period”), the Indemnifying Person may deliver to the Buyer Indemnified Person who delivered notice of the Direct Claim a written response (the “Response Notice”) in which the Indemnifying Person may: (i) agree that the full amount of the Direct Claim is owed to such Buyer Indemnified Person, (ii) agree that part, but not all, of the claimed amount (the “Agreed Amount”) is owed to the Buyer Indemnified Person, or (iii) assert that no part of the claimed amount is owed to such Buyer Indemnified Person. Any part of the claimed amount that is not agreed to be owed to the Buyer Indemnified Person pursuant to the Response Notice (or the entire claimed amount, if the Indemnifying Person asserts in the Response Notice that no part of the claimed amount is owed to the Buyer Indemnified Person) is referred to in this Agreement as the “Contested Amount”.

(c)           If the Indemnifying Person delivers a Response Notice to a Buyer Indemnified Person indicating that there is a Contested Amount, the Indemnifying Person and the Buyer Indemnified Person shall attempt in good faith to resolve the dispute related to the Contested Amount within thirty (30) days after the date on which such Response Notice is provided (or such longer period as the Parties may mutually agree in writing).  If the Indemnifying Person and the Buyer Indemnified Person fail to reach a resolution on the Contested Amount that is the subject of a Response Notice, during such thirty (30) day period after the date on which the Indemnifying Person delivers such Response Notice, such dispute shall be settled in accordance with ýSection 10.7.

Section 9.5          Taxes.  Notwithstanding any other provision of this Agreement to the contrary, each Party hereby agrees that it shall be solely responsible for all Taxes for which such Party is liable arising from the transactions contemplated by this Agreement and the other Transaction Documents to which such Party is a party (including, for the avoidance of doubt, (a) all Taxes measured by the income or gains of such Party, (b) Taxes imposed on such Party as a result of a present or former connection between such Party and the jurisdiction imposing such Tax, and (c) without limiting anything contained in Section 2.4, Taxes required by Law to be withheld or deducted from any payments made to such Party hereunder or under the other Transaction Documents), and shall hold harmless each other Party for any and all Losses to the extent arising out of, relating to or resulting from such other Party’s payment of any of the foregoing Taxes.

ARTICLE X
GENERAL PROVISIONS

Section 10.1        Adjustments. Without limiting anything contained in Section 7.2, in the event of any share split, share combination (reverse split), recapitalization or reorganization of Ormat, the provisions of this Agreement shall apply also to any Equity Securities of Ormat issued to or received by the Sellers in exchange of their respective Seller Shares in such transactions, and all share numbers, price per share and calculations that are based upon numbers affected thereby, shall be equitably adjusted to reflect such share split, share combination (reverse split), recapitalization or reorganization so as to preserve the total percentage of Ormat’s shares represented by the Sale Shares and the aggregate consideration to be received by the Sellers collectively hereunder.  It is understood and agreed that, notwithstanding anything in this Agreement or otherwise to the contrary, the applicable Seller Shares of each Seller shall be automatically adjusted to reflect the number of Seller Shares, as set forth in the Pre-Closing Certificate.

Section 10.2        Waiver.  Any Party may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement by providing written notice thereof to the other Parties or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10.11 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.  No waiver by any of the Parties of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 10.3        Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (1) when delivered in person, (2)when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (3) when delivered by FedEx or other nationally recognized overnight delivery service, or (4) when delivered by email or telecopy (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

(a)           If to Buyer, to:

ORIX Corporation
Hamamatsucho Building, 1-1-1 Shibaura
Minato-ku, Tokyo 105-0023, Japan
Attention: Todd Freeland, Hidetake Takahashi
Facsimile: 03-5730-0183
Email: todd.freeland@orix-ei.com; hidetake.takahashi.vk@orix.jp;
nobuomi.iokamori.ud@orix.jp; daisuke.ueno.tu@orix.jp

with copies to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY  10011
Attention:     Thomas W. Christopher
Joshua G. Kiernan
Telecopy No.:  (212) 751- 4864
Email: thomas.christopher@lw.com
joshua.kiernan@lw.com

(b)           If to FIMI IL or FIMI DE, to:

c/o FIMI IV 2007 Ltd.
Electra Building 40th Floor
98 Yigal Alon St.
Tel - Aviv
Tel: 03-5652244
Fax: 03-5652245
Attn: Mr. Gillon Beck
          Mr. Ami Boehm
Email: beck@fimi.co.il
            ami@fimi.co.il

with copies to (which shall not constitute notice):

Naschitz, Brandes, Amir & Co.
5 Tuval St.
Tel Aviv 67897
Tel: 03-6236000
Fax: 03-6236003
Attn: Sharon Amir, Adv., Tal Eliasaf, Adv. and Daniella Ben-Shalom, Adv.
Email: samir@nblaw.com; teliasaf@nblaw.com; dbenshalom@nblaw.com

(c)           If to the CEO, to:

Mr. Isaac Angel
43 Haparsa Street, Tel Aviv, Israel
Telecopy No.:  [ ˜ ]
Email: [ ˜ ]

with copies to (which shall not constitute notice):

Naschitz, Brandes, Amir & Co.
5 Tuval St.
Tel Aviv 67897
Tel: 03-6236000
Fax: 03-6236003
Attn: Sharon Amir, Adv., Tal Eliasaf, Adv. and Daniella Ben-Shalom, Adv.
Email: samir@nblaw.com; teliasaf@nblaw.com; dbenshalom@nblaw.com

(d)           If to the CFO, to:

Mr. Doron Blachar
48 Menachem Begin Street, Kiryat Ono, Israel
Telecopy No.:  [ ˜ ]
Email: [ ˜ ]

with copies to (which shall not constitute notice):

Naschitz, Brandes, Amir & Co.
5 Tuval St.
Tel Aviv 67897
Tel: 03-6236000
Fax: 03-6236003
Attn: Sharon Amir, Adv., Tal Eliasaf, Adv. and Daniella Ben-Shalom, Adv.
Email: samir@nblaw.com; teliasaf@nblaw.com; dbenshalom@nblaw.com

(e)           If to Bronicki, to:

Bronicki Investments Ltd.
Brosh 5
Yavne 81510, Israel
Telephone  08-9436869
Attention: Dita Bronicki
Telecopy No.:  Telephone 054-49008113
Email: Dbronicki@4eco-inv.com

with copies to (which shall not constitute notice):

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.,
1 Azrieli Center,
Tel Aviv 67021
Fax 03-6074422
Attention : Rona Bergman Naveh, Adv.
Email: rona@gkh-law.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 10.4        Assignment.  No Party shall assign (by contract, stock sale, operation of Law or otherwise) this Agreement or any part hereof without the prior written consent of the other Parties; provided that Buyer may assign this Agreement and its rights hereunder without the prior written consent of the other Parties to one or more of its Affiliates, but no such assignment shall relieve Buyer of any liability or obligation hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.5        Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing the Buyer Indemnified Persons are intended third-party beneficiaries of, and may enforce, Article IX.

Section 10.6        Expenses; Fees.  Except as otherwise expressly provided herein (including in Article IX), Buyer shall bear its own expenses incurred in connection with this Agreement, the RRA, Governance Agreement and Commercial Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including all investment banking and finders’ fees and the fees of legal counsel, financial advisers and accountants, and the Sellers shall bear their own expenses incurred in connection with this Agreement and the other Transaction Documents to which any of them is a party and the transactions contemplated hereby and thereby, including all investment banking and finders’ fees and the fees of legal counsel, financial advisers and accountants, on a pro rata basis (i.e., same amount of expenses per each Seller Share) among them (with respect to each Seller, such Seller’s “Seller Expenses”).  Each Seller hereby expressly acknowledges and agrees that (i) the determination of the aggregate amount of Seller Expenses and each Seller’s Seller Expenses shall be made by FIMI IL, (ii) Buyer shall be entitled to rely exclusively, and shall rely, upon FIMI IL’s determination of, and instructions with respect to payment of, the aggregate Seller Expenses and each Seller’s Seller Expenses (as shall be set forth in the Pre-Closing Certificate), (iii) Buyer may conclusively and absolutely, rely, without any inquiry upon any determination and payment instructions with respect to each Seller’s Seller Expenses set forth in the Pre-Closing Certificate, and (iv) Buyer shall have no liability or obligation whatsoever to any Person, including any Seller, and each Seller hereby irrevocably waives any claims or cause of action such Seller might have, for any acts done (including any payments made) in accordance with or reliance on such FIMI IL’s determination and payment instructions.

Section 10.7        Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)           This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would mandate or permit the application of Laws of another jurisdiction.

(b)           Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.7.

(c)           THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Section 10.8        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.9        Schedules and Exhibits.  The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein.  All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

Section 10.10      Entire Agreement.  This Agreement (together with the Schedules and Exhibits to this Agreement) and the other Transaction Documents constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 10.11      Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12      Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 10.13      Enforcement.  Each Party agrees that each other Party shall have the right to enforce its rights and the obligations of the other Parties hereunder by an action or actions for specific performance, injunctive or other equitable relief.

Section 10.14      FIMI IL.

(a)           Designation and Replacement of FIMI IL.  The Parties have agreed that it is desirable to designate FIMI IL to act on behalf of all Sellers for certain limited purposes, as specified herein.  The approval of this Agreement by Sellers shall constitute ratification and approval of such designation.

(b)           Each Seller hereby expressly acknowledges and agrees that FIMI IL, when acting on behalf of the Sellers, where the same is so specified this Agreement (the “Specified Matters”), has the sole and exclusive authority to act on each Seller’s behalf in respect of such Specified Matters, notwithstanding any dispute or disagreement among them, and that no Seller shall have any authority to act unilaterally or independently of FIMI IL in respect to any such Specified Matter.  Buyer shall be entitled to deal exclusively with FIMI IL on matters relating to the Specified Matters and rely exclusively (without independent verification or investigation) on any and all actions taken by FIMI IL with respect to such Specified Matters as the duly authorized and valid action of all Sellers with respect to such Specified Matters without any liability to, or obligation to inquire of, any Seller.

(c)           Actions.  A decision, act, consent or instruction of FIMI IL, on behalf of the Sellers, including an amendment, extension or waiver with respect to any Specified Matter under this Agreement, shall constitute a decision of Sellers and shall be final, binding and conclusive upon all Sellers; and Buyer may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of FIMI IL, on behalf of all Sellers as being the decision, act, consent or instruction of each of the Sellers.  Buyer is hereby relieved from any liability or obligation to any Person, including any Seller, for any acts done by any of them in accordance with or reliance on such decision, act, consent or instruction of FIMI IL, when acting on behalf of the Sellers with respect to the Specified Matters pursuant to this Agreement.

 [remainder of this page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

FIMI ENRG, Limited Partnership

By:	/s/ Beck Gillon
Name: Beck Gillon
Title: Director

FIMI ENRG, L.P.

By:	/s/ Beck Gillon
Name: Beck Gillon
Title: Director

[Signature Page to Stock Purchase Agreement]

Bronicki Investments Ltd.

By:	/s/ Yehudit Bronicki
Name: Yehudit Bronicki
Title: Director

[Signature Page to Stock Purchase Agreement]

Isaac Angel /s/ Isaac Angel Doron Blachar /s/ Doron Blachar

[Signature Page to Stock Purchase Agreement]

ORIX Corporation

By:	/s/ Yuichi Nishigori
Name: Yuichi Nishigori
Title: Director and Corporate Executive Vice President

[Signature Page to Stock Purchase Agreement]